EXHIBIT 99.2

BeiGene Initiates Global Head-to-Head Phase 3 Clinical Trial of Zanubrutinib in Patients with Relapsed/Refractory Chronic Lymphocytic Leukemia or Small Lymphocytic Lymphoma

CAMBRIDGE, Mass. and BEIJING, China, Nov. 07, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced the first patient was dosed in a global Phase 3 clinical trial of its investigational BTK inhibitor zanubrutinib compared with ibrutinib in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL).

“We continue to be encouraged by data on zanubrutinib in various B-cell malignancies and are excited to further expand the development program for zanubrutinib in CLL and SLL with this Phase 3 trial, which represents the second Phase 3 study directly comparing zanubrutinib to ibrutinib,” said Jane Huang, M.D., Chief Medical Officer, Hematology, at BeiGene.

The global Phase 3 open-label trial is expected to enroll approximately 400 patients with relapsed/refractory CLL or SLL across approximately 150 study centers in the U.S., China, Europe, Australia and New Zealand. Patients will be randomized in a one-to-one manner to either zanubrutinib (160 mg orally twice daily) or ibrutinib (420 mg orally once daily). The primary endpoint is overall response rate, as determined by independent central review. Key secondary endpoints include progression-free survival, duration of response, overall survival, patient-reported outcomes, and safety.

Zanubrutinib was recently granted Fast Track Designation by the U.S. Food and Drug Administration (FDA) for the treatment of patients with Waldenström macroglobulinemia (WM). New drug applications (NDAs) in China for zanubrutinib as a treatment for patients with mantle cell lymphoma (MCL) and for patients with relapsed/refractory CLL or SLL, have been accepted for review by the National Medical Products Administration of China (NMPA, formerly known as CFDA or CDA).

Zanubrutinib is being studied in a broad registration program. In addition to this newly initiated Phase 3 trial, it is also being evaluated in a fully enrolled, global Phase 3 clinical trial in patients with WM comparing zanubrutinib to ibrutinib, a global Phase 3 clinical trial in patients with previously untreated CLL, and a pivotal Phase 2 trial in combination with GAZYVA® (obinutuzumab) in patients with relapsed/refractory follicular lymphoma. In China, in addition to the MCL and CLL filings, BeiGene has completed enrollment in another pivotal Phase 2 clinical trial of zanubrutinib in patients with WM.

For more information about the trial, patients and physicians should email BeiGene at clinicaltrials@beigene.com.

About Chronic Lymphocytic Leukemia and Small Lymphocytic Lymphoma
Chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL) are forms of non-Hodgkin lymphoma, a type of blood cancer, that arise from B lymphocytes. CLL and SLL are essentially the same disease, with the only difference being the location where the cancer primarily occurs.1 When most of the cancer cells are located in the bloodstream and the bone marrow, the disease is referred to as CLL, although the lymph nodes and spleen are often involved. When the cancer cells are located mostly in the lymph nodes, the disease is called SLL.2

About Zanubrutinib
Zanubrutinib (BGB-3111) is an investigational small molecule inhibitor of Bruton’s tyrosine kinase (BTK) that is currently being evaluated in a broad pivotal clinical program globally and in China as a monotherapy and in combination with other therapies to treat various B-cell malignancies.

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,700 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide) and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.3

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to zanubrutinib.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes
+1 857-302-5189	+ 1 857-302-5663
ir@beigene.com	media@beigene.com

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1 “Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma” Fact Sheet, Lymphoma Research Foundation. Accessed at: https://www.lymphoma.org/wp-content/uploads/2018/04/LRF_FACTSHEET_CLL_SLL.pdf

2 “Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma,” Lymphoma Research Foundation. Accessed at: https://www.lymphoma.org/aboutlymphoma/cll/

3 ABRAXANE®, REVLIMID® and VIDAZA® are registered trademarks of Celgene Corporation.